Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-3 No. 333-287907) of Forward Industries, Inc. and Subsidiaries
•	Registration Statement (Form S-8 No. 333-253461) of Forward Industries, Inc. and Subsidiaries

of our report dated December 27, 2024 (except Notes 1, 2, and 3, as to which the date is September 16, 2025), with respect to the consolidated financial statements of Forward Industries, Inc. and Subsidiaries, included in this Current Report on Form 8-K. Our audit report includes an explanatory paragraph relating to Forward Industries, Inc. and Subsidiaries ability to continue as a going concern.

/s/ CohnReznick LLP

Holmdel, New Jersey

September 16, 2025